Filed pursuant to Rule 433

Registration Statement No. 333-255730

Dated March 22, 2022

Fortune Brands Home & Security, Inc.

Pricing Term Sheet

$450,000,000 4.000% Senior Notes Due 2032 (the “2032 Notes”)

$450,000,000 4.500% Senior Notes Due 2052 (the “2052 Notes”)

Issuer:	Fortune Brands Home & Security, Inc.

Securities:	4.000% Senior Notes Due 2032 4.500% Senior Notes Due 2052

Principal Amount:	2032 Notes: $450,000,000 2052 Notes: $450,000,000

Maturity Date:	2032 Notes: March 25, 2032 2052 Notes: March 25, 2052

Coupon:	2032 Notes: 4.000% 2052 Notes: 4.500%

Price to Public:	2032 Notes: 99.902% of principal amount 2052 Notes: 97.808% of principal amount

Yield to Maturity:	2032 Notes: 4.012% 2052 Notes: 4.636%

Spread to Benchmark Treasury:	2032 Notes: T+165 bps 2052 Notes: T+203 bps

Benchmark Treasury:	2032 Notes: 1.875% due February 15, 2032 2052 Notes: 1.875% due November 15, 2051

Benchmark Treasury Price and Yield:	2032 Notes: 95-23 / 2.362% 2052 Notes: 84-31 / 2.606%

Interest Payment Dates:	2032 Notes: March 25 and September 25 of each year, commencing on September 25, 2022 2052 Notes: March 25 and September 25 of each year, commencing on September 25, 2022

Optional Redemption Provisions:

Make-Whole Call:	2032 Notes: T+25 bps (at any time before December 25, 2031) 2052 Notes: T+35 bps (at any time before September 25, 2051)

Par Call:	2032 Notes: At any time on or after December 25, 2031 2052 Notes: At any time on or after September 25, 2051

Trade Date:	March 22, 2022

Settlement Date:	T+3; March 25, 2022; under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes before the second business day prior to the Settlement Date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Net Proceeds (before expenses) to Issuer:	2032 Notes: $446,634,000 (99.252% of the principal amount) 2052 Notes: $436,198,500 (96.933% of the principal amount)

CUSIP/ISIN:	2032 Notes: 34964C AF3 / US34964CAF32 2052 Notes: 34964C AG1 / US34964CAG15

Expected Ratings*:	Moody’s Investors Service: Baa3 (positive) Standard & Poor’s: BBB+ (stable) Fitch: BBB (stable)

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BofA Securities, Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc.

Co-Managers:

Mizuho Securities USA LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Citizens Capital Markets, Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements the preliminary prospectus supplement issued by Fortune Brands Home & Security, Inc. on March 22, 2022 relating to its prospectus dated May 3, 2021.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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